			Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations (dollars in thousands):

	Six Months Ended
	Mar 31, 2018		Apr 1, 2017
Operating income, as reported		$48,872		$66,474
One-time employee bonus	+	13,512	+	—
Adjusted operating income		62,384		66,474
	x	2	x	2

Adjusted annualized operating income		$124,768		$132,948
Adjusted effective tax rate	x	11%	x	9%
Tax impact		13,724		11,965
Adjusted operating income (tax effected)		$111,044		$120,983

Average invested capital		$709,764		$718,524

ROIC		15.6%		16.8%
WACC		(9.5)%		(10.5)%
Economic Return		6.1%		6.3%

Average Invested Capital	Three Months Ended
	Mar 31, 2018	Dec 30, 2017	Sept 30, 2017	Jul 1, 2017	Apr 1, 2017	Dec 31, 2016	Oct 1, 2016
Equity	$920,503	$933,849	$1,025,939	$991,306	$961,438	$927,542	$916,797
Plus:
Debt - current	180,772	179,881	286,934	267,297	92,623	78,879	78,507
Debt - non-current	27,217	26,047	26,173	26,138	185,638	184,136	184,002
Less:
Cash and cash equivalents	(402,470)	(506,694)	(568,860)	(519,172)	(524,520)	(496,505)	(432,964)
	$726,022	$633,083	$770,186	$765,569	$715,179	$694,052	$746,342